Exhibit 99.1

BitMine Reports Fiscal 1st Quarter 2025 Financial Results

Significantly Increases Deployment of Miners to Benefit

from Rapidly Appreciating Bitcoin Prices

January 13, 2025, Las Vegas, Nevada Bitmine Immersion Technologies, Inc. (“Bitmine” or the “Company” (OTCQX: BMNR), a technology company focused on Bitcoin mining today announced its operating results and operational update for its first fiscal quarter ended November 30, 2024 :

Bitmine Immersion Technologies, Inc.

Condensed Statements of Operations

(Unaudited)

	GAAP		Non-GAAP
	Three months	Three months	Three months		Three months
	ended	ended	ended		ended
	November 30,	November 30,	November 30,		November 30,
	2024	2023	2024		2023
Revenue from the sale of mining equipment	$717,147	$169,721	$717,147		$169,721
Revenue from hosting	–	11,864	–		11,864
Revenue from self-mining	483,683	329,723	483,683		329,723
Total revenue	1,200,830	511,308	1,200,830		511,308
Total operating expenses	1,004,224	715,962	1,004,224		715,962
Loss from operations	(884,018)	(611,880)	(884,018)		(611,880)
Other income (expense)
Other income (expense), net	(90,720)	(317,990)	(90,720)		(317,990)
Net loss	(974,738)	(929,870)	(974,738)		(929,870)
Deemed dividend on Series A Preferred Stock	(2,960,648)	–	–		–
Net loss attributable to common stockholders	$(3,935,386)	$(929,870)	$(974,738	)(a)	$(929,870)

Basic and diluted (loss) per common share	$(0.08)	$(0.02)	$(0.02	)(b)	$(0.02)

Weighted-average number of common shares outstanding: Basic and diluted	47,422,058	49,748,705	47,422,058		49,748,705

	(a) represents non-GAAP adjusted net loss attributable to common shareholders
	(b) represent non-GAAP adjusted basic and diluted net loss per share

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First Fiscal Quarter 2025 Financial Highlights (GAAP basis) are as follows:

-Q1 2025 revenue versus Q1 2024 revenue increased approximately 135% to $1,200,830 in Q1 2024 compared to $511,308 in Q1 2023

-As of November 30, 2024 we owned 4,640 miners compared to 1,606 owned miners as of November 30, 2023

-Cash (used in) operating activities in Q-1 2025 was $(95,934) compared to $(45,290) in Q-1 2024

- The net loss attributable top common shareholders was $3,935,386 in Q-1 2025 compared with $929,870 in Q-1 2024. The increase is primarily attributable to a one-time non cash deemed dividend of $2,960,648 on Series A Preferred stock due to anti-dilution reset of the convert price.

-Basic and diluted loss per common share was $(0.08) in Q-1 2025 compared to $(0.02) in Q-1 2024

First Quarter 2025 Non GAAP Financial Highlights

We have included in this Report measures of financial performance that are not defined by GAAP. We believe that these measures provide useful information to investors.

For the purposes of this Report the two non-GAAP measures are defined as:

“Adjusted net loss attributable to common shareholders” is defined as the GAAP “net loss attributable to common shareholders” minus $2,960,648 in deemed dividends attributable to the Series A Convertible Preferred Stock.

“Adjusted basic and diluted loss per common share” is defined as the GAAP “basic and diluted loss per common share” minus deemed dividends attributable to the Series A Convertible Preferred Stock.

Based on the above definitions adjusted net loss attributable to common shares holders for Q1` fiscal 12025 compared to 2024 was $974,738 and $929,870, was respectively and the adjusted basic and diluted loss per common share was $(0.02) and $(0.02), respectively.

Management Commentary

“We are proud of our ability to continue to grow revenue while also continuing to maintain a cost structure that leverages our overhead and is close to breakeven on a cash flow basis.” said Jonathan Bates, Chairman and CEO of BitMine. Mr. Bates continued, “We have been able to navigate growth, substantially increase the miners we have in the field, despite a halving of the bitcoin rewards and consistent bitcoin network difficulty increases. I think this is a testament to our team’s work ethic and willingness to pursue creative approaches to financing our mining fleet, which distinguishes us from our peers.”

Operational Update

In addition to the approximately 1600 company machines running in Trinidad, Pecos, Texas and Murray, Kentucky, BitMine purchased 3000 additional miners during the fiscal 2025 Q1 ending 11/30/24. These machines were sent to a hosting facility in Silverton, Texas. Approximately 2600 miners were installed throughout the month of December. There were operational issues with approximately 400 of the 3000 miners, which are under warranty and currently being replaced. The company expects to have these machines replaced and hashing in the coming weeks. This added mining capacity is expected to approximately triple self-mining revenue once fully installed.

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About Bitmine Immersion Technologies, Inc.

BitMine is a technology company focused on Bitcoin mining using immersion technology, an advanced cooling technique where computers are submerged in specialized oil circulated to keep units operating at optimal ambient temperature. Immersion technology is more environmentally friendly than conventional mining methodologies, while lowering operating expenses and increasing yield. BitMine's operations are located in low-cost energy regions in Trinidad, Pecos, Texas, Silverton, Texas and Murray, Kentucky.

Forward-Looking Statements:

This press release contains statements that constitute "forward-looking statements." The statements in this press release that are not purely historical are forward-looking statements which involve risks and uncertainties. Actual future performance outcomes and results may differ materially from those expressed in forward-looking statements. Forward-looking statements are subject to numerous conditions, many of which are beyond BitMine's control, including those set forth in the Risk Factors section of BitMine's Annual Report on Form 10-K filed with the Securities and Exchange Commission (the "SEC") on December 9, 2024, and any other SEC filings, as amended or updated from time to time. Copies of BitMine's filings with the SEC are available on the SEC's website at www.sec.gov/edgar/searchedgar/companysearch. BitMine undertakes no obligation to update these statements for revisions or changes after the date of this release, except as required by law.

For more information, visit https://www.bitminetech.io

Contact:
Jonathan Bates
Chairman and CEO
info@bitminetech.io

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